Exhibit 99.5

EVALUATION

PANTHER ENERGY ET AL INTERESTS

PROVED RESERVES

ANADARKO BASIN

As of April 1, 2013

May 1, 2013

Mr. Cliff Zwahlen, P.E.

Vice President, Reservoir Engineering

Midstates Petroleum Company, Inc.

4400 Post Oak Parkway, Suite 1900

Houston, TX 77027

Re:	Evaluation Summary — SEC Pricing
Panther Energy et al Interests
Anadarko Basin
Proved Reserves
As of April 1, 2013

Dear Mr. Zwahlen:

As requested, we are submitting our estimates of proved reserves and our forecasts of the resulting economics attributable to the above captioned interests, comprised of the interests of Panther Energy, LLC and its partners, Red Willow Mid-Continent, LLC and LINN Energy Holdings, LLC as of April 1, 2013. These properties are located in Texas and Oklahoma. This report, completed on May 1, 2013, covers 100% of all proved reserves owned by Panther Energy et al in the Anadarko Basin.

Composite reserve estimates and economic forecasts are presented in the attached tables and are summarized below:

		Proved	Proved Developed Producing	Proved Developed Non-Producing	Proved Undeveloped
Net Reserves
Oil/Condensate	— Mbbl	16,512.9	4,092.4	47.3	12,373.3
Gas	— MMcf	72,066.6	22,810.1	162.9	49,093.6
NGL	— Mbbl	8,015.9	2,609.4	21.7	5,384.9
Revenue

		Proved	Proved Developed Producing	Proved Developed Non-Producing	Proved Undeveloped
Oil/Condensate	— M$	1,470,309.1	364,385.2	4,208.6	1,101,715.5
Gas	— M$	194,710.3	61,650.5	439.9	132,619.9
NGL	— M$	321,517.9	104,661.4	868.9	215,987.8
Severance and Ad Valorem Taxes	— M$	119,253.2	33,555.6	344.0	85,353.6
Operating Expenses	— M$	405,224.4	165,372.7	768.2	239,083.5
Investments	— M$	583,030.6	0.0	0.0	583,030.6
Operating Income (BFIT)	— M$	879,029.9	331,769.0	4,405.2	542,855.6
Discounted @ 10%	— M$	518,215.7	245,371.3	3,643.6	269,200.8

The discounted value shown above should not be construed to represent an estimate of the fair market value by Cawley, Gillespie & Associates, Inc.

As requested, NYMEX pricing of $2.950 per MMBtu of gas and $92.63 per barrel of oil/condensate was applied without escalation. In accordance with the Securities and Exchange Commission guidelines, these prices were determined as an unweighted arithmetic average of the first-day-of-the-month price for the previous 12 months. NGL prices were forecast as $40.11 per barrel. Basis differentials were applied to the oil and gas prices as directed. Deductions were applied to the net gas volumes for fuel and shrinkage. The adjusted volume-weighted average product prices over the life of the properties are $89.04 per barrel of oil and $2.70 per Mcf of gas.

Operating expenses and capital costs were supplied by Panther Energy Company and were accepted as furnished. Severance and tax rates were specified by state based on published rates. Neither expenses nor investments were escalated. The cost of plugging and the salvage value of equipment have not been considered.

The proved reserve classifications conform to criteria of the Securities and Exchange Commission. A combination of methods, including production performance analysis, analogy and volumetric analysis were employed in estimating the reserves. We have used all methods and procedures as we considered necessary under the circumstances to prepare the report. The reserves and economics are predicated on the regulatory agency classifications, rules, policies, laws, taxes and royalties in effect on the effective date except as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions have not been considered. All reserve estimates represent our best judgment based on data available at the time of preparation and assumptions as to future economic and regulatory conditions. It should be realized that the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

The reserve estimates were based on interpretations of factual data furnished by Panther Energy Company and Midstates Petroleum Company. Ownership interests were supplied by

Panther Energy Company and were accepted as furnished. To some extent, information from public records has been used to check and/or supplement these data. The basic engineering and geological data were utilized subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. An on-site inspection of these properties has not been made nor have the wells been tested by Cawley, Gillespie & Associates, Inc.

Our work papers and related data are available for inspection and review by authorized parties.

Respectfully submitted,

CAWLEY, GILLESPIE & ASSOCIATES, INC.